Exhibit 28(j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated December 31, 2021.

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of Federated Hermes Index Trust (comprising Federated Hermes Mid-Cap Index Fund and Federated Hermes Max-Cap Index Fund) included in its Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, File No. 33-33852), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 23, 2021